Exhibit 10.104

THE BLACKSTONE GROUP INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

BX EQUITY AWARD

DEFERRED UNIT AGREEMENT

Participant:	Date of Grant:

Number of Deferred Units:

1. Grant of Deferred Units. The Company hereby grants the number of deferred units (the “Deferred Units”) listed above to the Participant (the “Award”), effective as of the Date of Grant on the terms and conditions hereinafter set forth in this agreement, including any appendix, exhibit or addendum hereto (the “Award Agreement”). This grant is made pursuant to the terms of The Blackstone Group Inc. Amended and Restated 2007 Equity Incentive Plan (as amended, modified or supplemented from time to time, the “Plan”), which is incorporated herein by reference and made a part of this Award Agreement. Each Deferred Unit represents the unfunded, unsecured right of the Participant to receive a Common Share on the delivery date(s) specified in Section 4 hereof.

2. Definitions. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan.

(a) “Cause” shall mean the occurrence or existence of any of the following as determined fairly, reasonably, on an informed basis and in good faith by the Administrator: (i) any breach by the Participant of any provision of the Non-Competition, Non-Solicitation and Confidentiality Agreements to which the Participant is a party, (ii) any material breach of any rules or regulations of the Company or its Affiliates applicable to the Participant, (iii) Participant’s deliberate failure to perform his or her duties to the Company or its Affiliates, (iv) Participant’s committing to or engaging in any conduct or behavior that is or may be harmful to the Company or its Affiliates in a material way; (v) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company or its Affiliates; or (vi) conviction (on the basis of a trial or by an accepted plea of guilty or nolo contendere) of a felony or crime (including any misdemeanor charge involving moral turpitude, false statements or misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery), or a determination by a court of competent jurisdiction, by a regulatory body or by a self-regulatory body having authority with respect to securities laws, rules or regulations of the applicable securities industry, that the Participant individually has violated any applicable securities laws or any rules or regulations thereunder, or any rules of any such self-regulatory body (including, without limitation, any licensing requirement), if such conviction or determination has a material adverse effect on (A) the Participant’s ability to function as an employee of the Company or its Affiliates, taking into account the employment required of the Participant and the nature of the Company’s or its Affiliates’ business or (B) the business of the Company or its Affiliates.

(b) “Common Share” shall mean a share of the Company’s Common Stock.

(c) “Employment Agreement” shall mean the Contracting Employee Agreement (including all schedules and exhibits thereto), entered into between the Blackstone Administrative Services Partnership L.P. (or any of its or the Company’s Affiliates) and the Participant or, if the Participant is or becomes a Senior Managing Director, the Senior Managing Director Agreement (including all schedules and exhibits thereto), entered into between the Blackstone Holdings I L.P. (or any of its or the Company’s Affiliates) and the Participant.

(d) “Holdback Delivery Date” shall mean the second anniversary with respect to each Vesting Date (each such date, a “Scheduled Release Date”); provided, however, that if the Participant terminates Employment prior to any such Scheduled Release Date, then the Holdback Delivery Date applicable to all remaining Retention Units shall be the second anniversary of the date of the Participant’s termination of Employment.

(e) “Involuntary Termination” shall mean the Company and its Affiliates have terminated the Employment of the Participant without Cause (and in the absence of the Participant’s Disability).

(f) “Non-Competition, Non Solicitation and Confidentiality Agreement” shall mean any agreement, and any attachments or schedules thereto, entered into by and between the Participant and the Company or its Affiliates, pursuant to which the Participant has agreed, among other things, to certain restrictions relating to non-competition, non-solicitation and/or confidentiality, in order to protect the business of the Company and its Affiliates.

(g) “Qualifying Event” shall mean, during the Participant’s Employment with the Company and its Affiliates, the Participant’s death, Disability or Retirement.

(h) “Retirement” shall mean the retirement of the Participant from his or her Employment with the Company and its Affiliates after (i) the Participant has reached age 65 and has at least five full years of service with the Company and its Affiliates, or (ii) (x) the Participant’s age plus years of service with the Company and its Affiliates totals at least 65, (y) the Participant has reached age 55, and (z) the Participant has had a minimum of five years of service.

(i) “Retention Percentage” shall mean 25% of the vested units until the corresponding Holdback Delivery Date for each Vesting Date.

(j) “Retention Units” shall mean, on any given date, the Deferred Units that have become Vested Deferred Units and which are retained by the Company (along with the underlying Common Shares) in accordance with Section 4 hereof.

(k) “Vested Deferred Units” shall mean those Deferred Units which have become vested pursuant to Section 3 or otherwise pursuant to the Plan.

(l) “Vesting Dates” shall mean each of the First Vesting Date, the Second Vesting Date, the Third Vesting Date, the Fourth Vesting Date and the Fifth Vesting Date.

(m) “Vesting Reference Date” shall mean                     .

3. Vesting.

(a) Vesting – General. Subject to the Participant’s continued Employment with the Company and its Affiliates, the Award shall vest on the applicable Vesting Dates as follows:

(i)         % of the Deferred Units granted hereunder shall vest on the first anniversary of the Vesting Reference Date (the “First Vesting Date”); an additional         % of the Deferred Units granted hereunder shall vest on the second anniversary of the Vesting Reference Date (the “Second Vesting Date”); an additional         % of the Deferred Units granted hereunder shall vest on the third anniversary of the Vesting Reference Date (the “Third Vesting Date”); an additional         % of the Deferred Units granted hereunder shall vest on the fourth anniversary of the Vesting Reference Date (the “Fourth Vesting Date”); and the remaining         % of the Deferred Units granted hereunder shall vest on the fifth anniversary of the Vesting Reference Date (the “Fifth Vesting Date”).

(b) Vesting – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the death or Disability of the Participant, 100% of the Deferred Units granted hereunder shall vest (to the extent not previously vested) upon the date of such event.

(ii) Involuntary Termination. Upon the occurrence of a Qualifying Event on account of the Involuntary Termination of the Participant, 100% of the Deferred Units granted hereunder shall vest (to the extent not previously vested) upon the date of such event.

(iii) Retirement. Upon the occurrence of a Qualifying Event on account of the Retirement of the Participant, (I) 50% of the then unvested Deferred Units shall remain eligible to vest upon each of the following scheduled Vesting Dates, and (II) all other unvested Deferred Units shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such unvested Deferred Units upon the date of such event; provided that if, following the Participant’s Retirement, the Participant breaches any applicable provision of the Non-Competition, Non-Solicitation and Confidentiality Agreement to which the Participant is a party or otherwise engages in any Competitive Activity, the Participant’s Deferred Units which remain undelivered as of the date of such violation or engagement in Competitive Activity, as determined by the Administrator in its sole discretion, will be forfeited without payment. As a pre-condition to a Participant’s right to continued vesting and delivery of the Deferred Units following Retirement, the Administrator may require the Participant to certify in writing prior to each scheduled Vesting Date that the Participant has not breached any applicable provisions of the Participant’s Non-Competition, Non-Solicitation and Confidentiality Agreement or otherwise engaged in any Competitive Activity.

(c) Vesting – Terminations. Except as otherwise set forth in Section 3(b), in the event the Participant’s Employment with the Company and its Affiliates is terminated for any reason, the portion of the Award that has not yet vested pursuant to Section 3(a) or 3(b) hereof (or otherwise pursuant to the Plan) shall be cancelled immediately and the Participant shall automatically forfeit all rights with respect to such portion of the Award as of the date of such termination.

4. Delivery.

(a) Delivery – General. The Company shall, on each applicable Vesting Date set forth below, deliver to the Participant the Common Shares underlying the Deferred Units which vest and become Vested Deferred Units on such date; provided that on each such Vesting Date, the Company shall retain, as Retention Units (and withhold the corresponding underlying Common Shares with respect thereto) a number of Vested Deferred Units so that the aggregate number of Retention Units at such time (expressed as a percentage of the aggregate number of Deferred Units awarded to the Participant which have vested as of such date) is equal to the applicable Retention Percentage. The Common Shares underlying Retention Units will be delivered to the Participant as and when, and to the extent that, the number of Retention Units at any time exceeds the applicable Retention Percentage, as illustrated in the table below, with the Common Shares underlying any remaining Retention Units delivered to the Participant upon the corresponding Holdback Delivery Date.

	Annual Vesting	Cumulative Vesting	Retention Percentage	Annual Delivery Percentage
First Vesting Date
Second Vesting Date
Third Vesting Date
Fourth Vesting Date
Fifth Vesting Date	30%	100%	25%	22.5%

(b) Delivery – Qualifying Events.

(i) Death or Disability. Upon the occurrence of a Qualifying Event on account of the Participant’s death or Disability, the Company shall, within a reasonable time following the date of such event, deliver Common Shares to the Participant in respect of 100% of the Deferred Units which vest and become Vested Deferred Units on such Date and any then outstanding Retention Units (to the extent not previously delivered).

(ii) Involuntary Termination. Upon the occurrence of a Qualifying Event on account of the Participant’s Involuntary Termination, the Company shall, within a reasonable time following the date of such event, deliver Common Shares to the Participant in respect of 100% of the Deferred Units which vest and become Vested Deferred Units on that date; provided that the Company will retain such Retention Units as are necessary to meet the Retention Percentage until such requirement lapses.

(iii) Retirement. Following the occurrence of a Qualifying Event on account of the Participant’s Retirement, the Company shall, on each subsequent Vesting Date, deliver Common Shares to the Participant in respect of those Deferred Units which vest and become Vested Deferred Units as of each following Vesting Date by application of Section 3(b)(ii); provided that the Company will retain such Retention Units as are necessary to meet the Retention Percentage until such requirement lapses upon the corresponding Holdback Delivery Date(s).

(c) Delivery – Terminations. Except as otherwise set forth in Section 4(b) or 4(d), in the event the Participant’s Employment with the Company and its Affiliates is terminated for any reason, the Company shall (i) within a reasonable time of such termination, deliver Common Shares to the Participant in respect of the Vested Deferred Units as of such date that are not Retention Units (if any), and (ii) deliver Common Shares to the Participant in respect of the Retention Units in accordance with the delivery schedule set forth in Section 4(a), until the corresponding Holdback Delivery Date(s), at which point the remaining Retention Units shall be delivered to the Participant.

(d) Forfeiture – Cause Termination or Breach of Restrictive Covenants. Notwithstanding anything to the contrary herein, upon the termination of the Participant’s Employment by the Company or any of its Affiliates for Cause or upon the Participant’s breach of any of the restrictive covenants contained within an applicable Non-Competition, Non-Solicitation and Confidentiality Agreement, all outstanding Deferred Units (whether or not vested) and Retention Units shall immediately terminate and be forfeited without consideration and no further Common Shares with respect of the Award shall be delivered to the Participant or to the Participant’s legal representative, beneficiaries or heirs. Without limiting the foregoing, any Common Shares that have previously been delivered to the Participant or the Participant’s legal representative, beneficiaries or heirs pursuant to the Award and which are still held by the Participant or the Participant’s legal representative, or beneficiaries or heirs as of the date of such termination for Cause or such breach, shall also immediately terminate and be forfeited without consideration.

5. Change in Control. Notwithstanding anything to the contrary herein, in the event of a Change in Control, (i) 100% of the Deferred Units granted hereunder which then remain outstanding shall vest (to the extent not previously vested) upon the date of such Change in Control, and (ii) the Company shall deliver Common Shares to the Participant at the same times as would otherwise be delivered pursuant to Section 4(a); provided, however, if such Change in Control (or any subsequent Change in Control) would constitute “a change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company (in each case within the meaning of Section 409A of the Code), the Company shall instead deliver Common Shares to the Participant in respect of 100% of the then outstanding Deferred Units and Retention Units (to the extent not previously delivered) on or within 10 days following such Change in Control.

6. Distributions. If on any date while Deferred Units are outstanding hereunder any cash distributions shall be paid on the Common Shares (whether vested or unvested), the Participant shall be entitled to receive, as of such distribution date, a cash payment equal to the product of (a) the number of Deferred Units, if any, held by the Participant as of the related distribution date, multiplied by (b) the per Common Share amount of such cash distribution.

7. Adjustments Upon Certain Events. The Administrator shall, in its sole discretion, make certain substitutions or adjustments to any Retention Units or Deferred Units subject to this Award Agreement pursuant to Section 9 of the Plan.

8. No Right to Continued Employment. The granting of the Deferred Units evidenced by this Award Agreement shall impose no obligation on the Company or any Affiliate to continue the Employment of the Participant and shall not lessen or affect the Company’s or its Affiliate’s right to terminate the Employment of such Participant.

9. No Rights of a Holder of Common Shares. Except as otherwise provided herein, the Participant shall not have any rights as a holder of Common Shares until such Common Shares have been issued or transferred to the Participant.

10. Restrictions. Any Common Shares issued or transferred to the Participant pursuant to Section 4 of this Award Agreement shall be subject to such stop transfer orders and other restrictions as the Administrator may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Common Shares are listed and any applicable U.S. or non-U.S. federal, state or local laws, and the Administrator may cause a notation or notations to be entered into the books and records of the Company to make appropriate reference to such restrictions.

11. Transferability. Unless otherwise determined or approved by the Administrator, no Deferred Units or Retention Units may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 11 shall be void and unenforceable against the Company or any Affiliate.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including electronically) and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic means, by courier service, by fax, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12):

(a) If to the Company, to:

The Blackstone Group Inc.

345 Park Avenue

New York, New York, 10154

Attention: Chief Legal Officer

Fax:

(b) If to the Participant, to the address appearing in the personnel records of the Company or any Affiliate.

13. Withholding. The Participant may be required to pay to the Company or any Affiliate and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any issuance or transfer due under this Award Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any issuance or transfer under this Award Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes, including, without limitation, by reducing the number of Common Shares that would otherwise be transferred or issued pursuant to this Award Agreement. Without limiting the foregoing, the Administrator may, from time to time, permit the Participant to make arrangements prior to any vesting date or delivery date described herein to pay the applicable withholding taxes by remitting a check prior to the applicable vesting or delivery date.

14. Choice of Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the law of the State of New York.

15. Subject to Plan. By entering into this Award Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Deferred Units, Retention Units and Common Shares issued or transferred with respect thereof are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

16. Nature of Grant. By accepting the Deferred Units, the Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time;

(b) the grant of Deferred Units is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of Deferred Units or benefits in lieu of Deferred Units, even if Deferred Units have been granted in the past;

(c) all decisions with respect to future Deferred Units or other grants, if any, will be at the sole discretion of the Company;

(d) the Participant is voluntarily participating in the Plan;

(e) the Deferred Units and the underlying Common Shares, and the income from and value of same, are not intended to replace any pension rights or compensation;

(f) unless otherwise agreed with the Company, the Deferred Units and the underlying Common Shares, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any affiliate of the Company;

(g) the Deferred Units and the underlying Common Shares, and the income from and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, indemnification, pension or retirement or welfare benefits or similar payments, benefits or rights of any kind;

(h) the future value of the underlying Common Shares is unknown, indeterminable and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from the forfeiture of the Deferred Units resulting from the Participant’s termination of Employment (for any reason whatsoever, whether or not later found to be invalid or in breach of employment or other laws in the jurisdiction where the Participant is employed or otherwise rendering services, or the terms of his or her employment or service agreement, if any); and

(j) for purposes of the Deferred Units, the Participant’s Employment will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of his or her employment or service agreement, if any) as of the date that is the earlier of (i) the date he or she is no longer actively providing services to the Company or an Affiliate or (ii) the date he or she receives notice of termination of Employment from the Company or Affiliate, and unless otherwise expressly provided in this Award Agreement or determined by the Company, the Participant’s right to vest in the Deferred Units under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Participant is employed or otherwise rendering services, or the terms of his or her employment or service agreement, if any). The Administrator will have exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Deferred Units.

17. Non-U.S. and Country Specific Provisions. If the Participant resides in a country outside the United States or its territories, or is otherwise subject to the laws of a country other than the United States, the Deferred Units and any underlying Common Shares acquired under the Plan shall be subject to the additional terms and conditions set forth in Appendix A and to the terms and conditions set forth in Appendix B for the Participant’s country, if any. Moreover, if the Participant relocates outside the United States or its territories, the terms and conditions set forth in Appendices A and B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.

18. No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Common Shares. The Participant should consult with his or her own tax, legal, and financial advisors regarding participation in the Plan before taking any action related to the Plan.

19. Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

20. Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach of this Award Agreement.

21. Entire Agreement. This Award Agreement contains the entire understanding between the parties with respect to the Deferred Units granted hereunder (including, without limitation, the vesting and delivery schedules described herein), and hereby replaces and supersedes any prior communication and arrangements between the Participant and the Company or any of its Affiliates with respect to the matters set forth herein and any other pre-existing economic or other arrangements between the Participant and the Company or any of its Affiliates.

22. Modifications. Notwithstanding any provision of this Award Agreement to the contrary, the Company reserves the right to modify the terms and conditions of this Award Agreement, including, without limitation, the timing or circumstances of the issuance or transfer of Common Shares to the Participant hereunder, to the extent such modification is determined by the Company to be necessary or advisable for legal or administrative reasons or to preserve the intended deferral of income recognition with respect to the Deferred Units and Retention Units until the issuance or transfer of Common Shares hereunder.

23. Electronic Delivery and Acceptance. The Company, in its sole discretion, may decide to deliver any documents related to current or future participation in the Plan by electronic means. Electronic delivery of a document to the Participant may be via a Company e-mail system, an online or electronic system established and maintained by a third party administrator of the Plan, or by reference to a location on a Company intranet site to which the Participant has access. The Participant hereby agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company desires or may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications), in connection with this and any other prior or future incentive award or program offered by the Company and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

24. Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

[Signatures on next page.]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement.

THE BLACKSTONE GROUP INC.
Name:
THE PARTICIPANT[1]
Name:

[1]

To the extent that the Company has established, either itself or through a third-party plan administrator, the ability to accept this award electronically, such acceptance shall constitute Participant’s signature hereof.

APPENDIX A

to

THE BLACKSTONE GROUP INC.

DEFERRED UNIT AGREEMENT

ADDITIONAL TERMS AND CONDITIONS

FOR PARTICIPANTS OUTSIDE THE UNITED STATES

The following terms and conditions (where applicable) apply to Participants who reside outside the United States or its territories or who are otherwise subject to the laws of a country other than the United States.

1. Nature of Grant. The follow provision supplements Section 16 of the main body of this Award Agreement:

Neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. Dollar that may affect the value of the Deferred Units or any amounts due to the Participant pursuant to the settlement of the Deferred Units (in Common Shares or cash) or subsequent sale of underlying Common Shares acquired upon settlement.

2. Withholding. The following provisions supplement Section 13 of the main body of this Award Agreement:

The Participant acknowledges and agrees that, regardless of any action taken by the Company or the Affiliate employing the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Deferred Units and the Participant’s participation in the Plan (“Tax-Related Items”) is and remains the Participant’s sole responsibility and may exceed the amount, if any, withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Deferred Units, including, but not limited to, the grant, vesting or settlement of the Deferred Units, the subsequent sale of Common Shares acquired pursuant to such settlement and the receipt of any distributions; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Deferred Units to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. If the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges and agrees that the Company or Affiliate, as applicable, may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

In addition to the withholding methods specified above in this Section 13, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by (i) withholding from the proceeds of the sale of Common Shares acquired at vesting of the Deferred Units through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent) or (ii) any other method of withholding determined by the Company and permitted by applicable law.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates in the Participant’s jurisdiction(s), in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the equivalent in Common Shares. If the obligation for Tax-Related Items is satisfied by withholding Common Shares that would otherwise be transferred or issued pursuant to this Award Agreement, for tax purposes, the Participant is deemed to have been issued the full number of Common Shares subject to the vested Deferred Units, notwithstanding that a number of the Common Shares are held back solely for the purpose of paying the Tax-Related Items.

The Company may refuse to issue the Common Shares or deliver the proceeds of the sale of Common Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

3. Data Privacy. For the purposes of complying with the General Data Protection Regulation (EU) 2016/679, relevant Participants will be provided with separate information in respect of the collection and processing of their personal data. For the purposes of the remainder of this clause 3 (of Appendix A) only, “Participant” means a Participant who resides outside of the European Union.

The Participant hereby explicitly, voluntarily and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Award Agreement and any other Plan materials by and among, as applicable, the Employer, the Company and its Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Common Shares or directorships held in the Company, details of any entitlement to Common Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the purpose of implementing, administering and managing the Plan (“Data”).

The Participant understands that Data will be transferred to Merrill Lynch, Pierce, Fenner & Smith Incorporated or such other stock plan providers as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that those receiving the Data may be located in the United States or elsewhere, and that the applicable country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Participant authorizes the Company, and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, as determined by the Company in its sole discretion. The Participant understands that he or she may, at any time, view Data, request information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Further, the Participant understands that he or she is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or later seeks to revoke his or her consent, the Participant’s employment status or service with the Employer will not be affected; the only consequence of refusing or withdrawing consent is that the Company would not be able to grant Deferred Units or other equity awards under the Plan, or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing his or her consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

4. Language. The Participant acknowledges that he or she is sufficiently proficient in English to understand the terms and conditions of the Award Agreement. Furthermore, if the Participant receives this Award Agreement or any other document related to the Plan translated into a language other than English, and if the meaning of the translated version is different than the English version, the English version will control.

5. Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading and/or market abuse laws based on the exchange on which the Common Shares are listed and in applicable jurisdictions including the United States and the Participant’s country or the broker’s country, if different, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Common Shares or rights to Common Shares (e.g., Deferred Units) or rights linked to the value of Common Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing the inside information to any third party including colleagues of the Participant (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable insider trading policy of the Company. The Participant is responsible for ensuring compliance with any applicable restrictions and should consult with his or her personal legal advisor on this matter.

6. Foreign Asset/Account, Exchange Control and Tax Reporting. The Participant acknowledges that, depending on his or her country, the Participant may be subject to foreign asset and/or account reporting requirements and exchange control regulations which may affect his or her ability to acquire or hold Common Shares under the Plan or cash received from participating in the Plan (including from any distributions received or sale proceeds arising from the sale of Common Shares) in a brokerage or bank account outside of the Participant’s country. The Participant may also be required to repatriate sale proceeds or funds received as a result of his or her participation in the Plan to his or her country through a designated bank and/or broker within a certain time after receipt. In addition, the Participant may be subject to tax payments and/or other reporting obligations in connection with any income realized under the Plan, and or from the sale of the underlying Common Shares. The Participant acknowledges that he or she is responsible for ensuring compliance with any such requirements and is advised to consult with his or her personal legal advisors, as applicable, to ensure compliance.

APPENDIX B

TO

THE BLACKSTONE GROUP INC.

AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN

SPECIAL EQUITY AWARD

DEFERRED UNIT AGREEMENT

COUNTRY-SPECIFIC TERMS AND CONDITIONS

Terms and Conditions

This Appendix B includes additional terms and conditions applicable to Participants in the countries below. These terms and conditions are in addition to, or, if so indicated, in place of, the terms and conditions set forth in the Award Agreement, including Appendix A. If the Participant is a citizen (or is considered as such for local purposes) of a country other than the country in which he or she is currently residing and/or working, or if he or she relocates to another country after the Deferred Units are granted, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to the Participant.

Notifications

This Appendix B also includes information regarding securities law, exchange controls and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of January 2019. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information contained herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date by the time he or she vests in the Deferred Units or sells Common Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in his or her country may apply to the Participant’s particular situation.

Finally, if the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which he or she is currently residing and/or working, or if the Participant relocates to another country after the Deferred Units are granted, the notifications contained herein may not be applicable to him or her in the same manner.

AUSTRALIA

Notifications

Tax Information. Subdivision 83A-C of the Income Tax Assessment Act 1997 applies to the Deferred Units granted in accordance with the terms and conditions of the Plan and this Award Agreement (subject to the requirements of the Income Tax Assessment Act 1997).

BRAZIL

Terms and Conditions

Compliance with Law. By accepting the Deferred Units, the Participant acknowledges that he or she will comply with applicable Brazilian laws and pay any applicable Tax-Related Items associated with the vesting and settlement of the Deferred Units and the sale of Common Shares under the Plan.

Nature of Grant. The follow provision supplements Section 16 of the main body of this Award Agreement and Section 1 of
Appendix A:

By accepting the Deferred Units, the Participant acknowledges that (i) the grant of Deferred Units is not part of normal or expected compensation for any reason whatsoever and will have no impact on Participant’s Employment or service relationship, (ii) the underlying Common Shares will be issued to the Participant only if the vesting conditions are met, and (iii) the value of the underlying Common Shares is not fixed and may increase or decrease without compensation to the Participant.

Notifications

Foreign Asset/Account Reporting Information. If the Participant is resident or domiciled in Brazil, the Participant will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of such assets and rights is equal to or greater than US$100,000. Assets and rights that must be reported include Common Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

CANADA

Terms and Conditions

Delivery. Notwithstanding any discretion contained in Section 8 of the Plan, the grant of Deferred Units does not provide any right for the Participant to receive a cash payment and as provided in Section 4 of the main body of this Award Agreement, Vested Deferred Units will be satisfied through the delivery of Common Shares.

Termination of Employment. The following provision replaces Section 16(j) of the main body of this Award Agreement:

(j) for purposes of the Deferred Units, the Participant’s Employment will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or otherwise rendering services or the terms of his or her employment or service agreement, if any) as of the date that is the earlier of (i) the date of the Participant’s termination of Employment or (ii) the date the Participant is no longer actively providing service (regardless of any notice period or period of pay in lieu of such notice required under applicable Canadian employment laws (including, but not limited to statutory law, regulatory law and/or common law)). The Administrator will have exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Deferred Units (including whether the Participant may still be considered to be providing services while on a leave of absence).

Notifications

Securities Law Information. The Participant is permitted to sell Common Shares acquired under the Plan through the designated broker appointed under the Plan, if any, provided the sale of the Common Shares takes place outside of Canada through the facilities of a stock exchange on which the Common Shares are listed (i.e., the New York Stock Exchange).

Foreign Asset/Account Reporting Information. Canadian resident Participants are required to report any specified foreign property on form T1135 (Foreign Income Verification Statement) if the total value of the specified foreign property exceeds C$ 100,000 at any time in the year. Specified foreign property includes Common Shares acquired under the Plan, and may include the Deferred Units. The Deferred Units must be reported (generally at a nil cost) if the C$ 100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Common Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Common Shares. The ACB ordinarily would equal the fair market value of the Common Shares at the time of acquisition, but if the Participant owns other Common Shares, this ACB may have to be averaged with the ACB of the other Common Shares. The form must be filed by April 30 of the following year. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

The following Terms and Conditions apply to Participants that are subject to the exchange control restrictions and regulations in the People’s Republic of China (“China”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion.

Terms and Conditions

Delivery. Notwithstanding Section 4 of this Award Agreement, delivery of Common Shares is conditioned upon the Company securing and maintaining all necessary approvals from SAFE and any other applicable government entities in China to permit the operation of the Plan in China, as determined by the Company it its sole discretion. If or to the extent the Company is unable to complete the registration or maintain the registration, no Common Shares subject to the Deferred Units for which a registration cannot be completed or maintained shall be issued. In this case, the Company retains the discretion to settle any Deferred Units in cash paid through local payroll in an amount equal to the fair market value of the Common Shares on the settlement date, subject to the Deferred Units less any Tax-Related Items.

Exchange Control Restrictions. Exchange control restrictions apply to the remittance of funds into and out of China. In the event that Common Shares are delivered upon settlement of the Deferred Units, the Participant understands and agrees that, pursuant to local exchange control requirements, he or she will be required to immediately repatriate the cash proceeds from the sale of Common Shares and any cash distributions paid on such Common Shares to China. The Participant further understands that, under local law, such repatriation of cash proceeds may need to be effectuated through a special exchange control account established by the Company, the Employer or any other Affiliate, and the Participant hereby consents and agrees that any proceeds from the sale of Common Shares or any cash distributions paid on such Common Shares may be transferred to such special account prior to being delivered to the Participant.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. In the event the proceeds are paid to the Participant in U.S. dollars, he or she understands that he or she will be required to set up a U.S. dollar bank account in China and provide the bank account details to the Employer and/or the Company so that the proceeds may be deposited into this account. If the proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and/or conversion date and the Company may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the Common Shares are sold or distributions are received and the time the proceeds are distributed through any such special exchange account. The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future in order to facilitate compliance with exchange control requirements in China.

DENMARK

Terms and Conditions

Exclusion from Termination Indemnities and Other Benefits. This provision supplements Section 16 of the main body of this Award Agreement and Section 1 of Appendix A:

In accepting the Deferred Units, the Participant acknowledges that he or she understands and agrees that this grant relates to future services to be performed and is not a bonus or compensation for past services.

Notifications

Foreign Asset/Account Reporting Information. The prior rules that required the Participant to submit certain forms (Declaration V and Declaration K) to the Danish Tax Authorities reporting Common Shares held in foreign bank or brokerage accounts and deposit accounts with a foreign bank were eliminated as of January 1, 2019. Please note, however, that the Participant is required to report the foreign bank/brokerage accounts and their deposits and Common Shares held in foreign bank or brokerage accounts on his or her personal tax return under the section on foreign affairs and income.

FRANCE

Terms and Conditions

Language Consent. By Accepting the Award Agreement providing for the terms and conditions of the Participant’s grant, the Participant confirms having read and understood the documents relating to this grant (the Plan and the Award Agreement) which were provided in the English language. The Participant accepts the terms of these documents accordingly.

Consentement relatif à la réception d’ informations en langue anglaise. En acceptant le Contrat d’ Attribution décrivant les termes et conditions de l’ attribution, le Participant confirme ainsi avoir lu et compris les documents relatifs à cette attribution (le Plan et le Contrat d’ Attribution) qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Foreign Asset/Account Reporting Information. The Participant may hold Common Shares acquired under the Plan provided the Participant declares all foreign bank and brokerage accounts (including accounts opened or closed during the tax year) in the Participant’s tax return. Failure to comply could trigger significant penalties.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of €12,500 must be reported monthly to the German Federal Bank (Bundesbank). In the event that the Participant makes or receives a payment in excess of this amount, he or she must report the payment to Bundesbank electronically using the “General Statistics Reporting Portal” (“Allgemeines Meldeportal Statistik”) available via Bundesbank’s website (www.bundesbank.de).

Foreign Asset/Account Reporting Information. German residents holding Common Shares must notify their local tax office of the acquisition of Common Shares when they file their tax returns for the relevant year if the value of the Common Shares exceeds €150,000 or in the unlikely event that the resident holds Common Shares exceeding 10% of the Company’s capital.

HONG KONG

Terms and Conditions

Restrictions on Sale of Common Shares. Any Common Shares received at vesting are accepted as a personal investment. In the event the Deferred Units vest and Common Shares are issued to the Participant within six months of the Date of Grant, the Participant agrees that he or she will not sell any Common Shares acquired prior to the six month anniversary of the Date of Grant.

Notifications

Securities Law Information. WARNING: The contents of this document have not been reviewed by any regulatory authority in Hong Kong. The Participant is advised to exercise caution in relation to the offer. If the Participant is in any doubt about any of the contents of this document, he or she should obtain independent professional advice. Neither the grant of the Deferred Units nor the issuance of underlying Common Shares upon vesting of the RSUs constitutes a public offering of securities under Hong Kong law and is available only to employees of the Company and any Affiliate. This Award Agreement, the Plan and other incidental communication materials distributed in connection with the Deferred Units (i) have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong and (ii) are intended only for the personal use of each eligible employee of the Company or any Affiliate and may not be distributed to any other person.

INDIA

Notifications

Exchange Control Information. Indian residents must repatriate any proceeds from the sale of Common Shares acquired under the Plan or the receipt of any distributions paid on such Common Shares to India and convert the proceeds into local currency within a certain period after receipt (90 days for sale proceeds and 180 days for distributions, or such other period of time as may be required under applicable regulations). The Participant will receive a foreign inward remittance certificate (“FIRC”) from the bank where he or she deposits the foreign currency. The Participant should maintain the FIRC as evidence of the repatriation of funds in the event the Reserve Bank of India or the Employer requests proof of repatriation. The Participant acknowledges that it is the Participant’s sole responsibility to comply with the applicable exchange control laws in India.

Foreign Asset/Account Reporting Information. Indian residents are required to declare any foreign bank accounts and any foreign financial assets (including Common Shares held outside of India) in their annual tax returns. The Participant is responsible for complying with this reporting obligation and should consult with his or her personal tax advisor in this regard.

IRELAND

Terms and Conditions

Nature of Grant. The following provision supplements Section 16 of the main body of this Award Agreement and Section 1 of Appendix A:

By accepting the Deferred Units, the Participant acknowledges that any Deferred Units granted to him or her by the Company are separate from any compensation or employment benefits offered to the Participant by the Employer, and that the Deferred Units shall not be considered employment-related compensation for any purposes, including any severance or termination payment made to the Participant by the Employer as a result of his or her termination of Employment.

ITALY

Terms and Conditions

Grant Terms Acknowledgment. By accepting the Deferred Units, the Participant acknowledges having received and reviewed the Plan and this Award Agreement, in their entirety and fully understands and accepts all provisions of the Plan and this Award Agreement. The Participant further acknowledges that he or she has specifically read and expressly approves the following provisions of this Award Agreement: Sections 3, 4, 13, 14, 22 and section 3 of Appendix A.

Notifications

Foreign Asset/Account Reporting Information. Italian residents who, at any time during the fiscal year, hold foreign financial assets (including cash and Common Shares) which may generate income taxable in Italy are required to report these assets on their annual tax returns (UNICO Form, RW Schedule) for the year during which the assets are held, or on a special form if no tax return is due. These reporting obligations will also apply to Italian residents who are the beneficial owners of foreign financial assets under Italian money laundering provisions. The Participant should consult his or her personal tax advisor to ensure compliance with applicable reporting obligations.

JAPAN

Notifications

Foreign Asset/Account Reporting Information. The Participant is required to report the details of any assets held outside of Japan (including Common Shares acquired under the Plan as of December 31), to the extent such assets have a total net fair market value exceeding ¥50 million. Such report will be due by March 15 of the following year. The Participant should consult with his or her personal tax advisor to determine if the reporting obligation applies to his or her personal situation.

LUXEMBOURG

There are no country-specific provisions.

MEXICO

Labor Law Acknowledgment. These provisions supplement Section 16 of the main body of this Award Agreement and Section 1 of Appendix A:

By accepting the Deferred Units, the Participant understands and agrees that: (i) the Deferred Units are not related to the salary or other contractual benefits granted to the Participant by the Employer; and (ii) any modification of the Plan or its termination shall not constitute a change or impairment of the terms and conditions of the Participant’s Employment.

In addition, by signing below, the Participant further acknowledges having read and specifically and expressly approved the terms and conditions in this Award Agreement, in which the following is clearly described and established: (i) participation in the Plan does not constitute an acquired right; (ii) the Plan and participation in the Plan is offered by the Company on a wholly discretionary basis; (iii) participation in the Plan is voluntary; and (iv) the Company and its Affiliates are not responsible for any decrease in the value of the underlying Common Shares.

Policy Statement. The invitation the Company is making under the Plan is unilateral and discretionary and, therefore, the Company reserves the absolute right to amend and discontinue the Plan at any time, pursuant to the terms of the Plan, without any liability to the Participant.

The Company, with registered offices at 345 Park Avenue, New York, NY 10154, U.S., is solely responsible for the administration of the Plan and participation in the Plan. The acquisition of Common Shares does not, in any way, establish an employment relationship between the Participant and the Company since the Participant is participating in the Plan on a solely commercial basis and his or her sole employer is BX Real Estate Mexico Sociedad Civil.

Finally, the Participant does not reserve any action or right to bring any claim against the Company for any compensation or damages as a result of participation in the Plan and he or she therefore grants a full and broad release to the Employer, the Company and its other Affiliates with respect to any claim that may arise under or in relation to the Plan.

Plan Document Acknowledgment. By accepting the Deferred Units, the Participant acknowledges having received a copy of the Plan, having reviewed the Plan and this Award Agreement in their entirety and fully understood and accepted all provisions of the Plan and the Award Agreement.

Spanish Translation

Reconocimiento de la Ley Laboral: Estas disposiciones complementan la Sección 16 del cuerpo principal de este Convenio del Otorgamiento y la Sección 1 del Apéndice A:

Al aceptar las Unidades Diferidas, el Participante reconoce y acepta que: (i) las Unidades Diferidas no se encuentran relacionadas con el salario ni con otras prestaciones contractuales concedidas al Participante por parte del Empleador; y (ii) cualquier modificación del Plan o la terminación del mismo no constituye un cambio o impedimento de los términos y condiciones del Empleo del Participante.

Adicionalmente, al firmar el presente documento, el Participante reconoce que ha leído y que aprueba específica y expresamente los términos y condiciones contenidos en este Convenio del Otorgamiento, en los cuales se encuentran claramente descrito y establecido lo siguiente: (i) la participación en el Plan no constituye un derecho adquirido; (ii) el Plan y la participación en el mismo es ofrecida por la Sociedad de forma enteramente discrecional; (iii) la participación en el Plan es voluntaria; y (iv) la Sociedad, así como sus Afiliadas no son responsables por cualquier disminución en el valor de las Unidades Comunes subyacentes.

Declaración de Política. La invitación por parte de la Sociedad bajo el Plan es unilateral y discrecional y, por lo tanto, la Sociedad se reserva el derecho absoluto de modificar y discontinuar el Plan en cualquier tiempo, de acuerdo con los términos del Plan, sin ninguna responsabilidad hacia el Participante.

La Sociedad, con oficinas registradas ubicadas en 345 Park Avenue, New York, NY, 10154, EE.UU., es la única responsable por la administración del Plan y de la participación en el mismo. La adquisición de Unidades Comunes no establece de forma alguna, una relación laboral entre el Participante y la Sociedad, ya que la participación en el Plan es completamente comercial y el único patrón es BX Real Estate México Sociedad Civil.

Finalmente, el Participante declara que no se reserva ninguna acción o derecho para interponer una demanda en contra de la Sociedad por compensación, daño o perjuicio alguno como resultado de su participación en el Plan y, por lo tanto, otorga el más amplio finiquito al Empleador, la Sociedad y sus otras Afiliadas con respecto a cualquier demanda que pudiera originarse en virtud del Plan.

Reconocimiento dede Documentos del Plan. Al aceptar las Unidades Diferidas, el Participante reconoce que ha recibido una copia del Plan, que ha revisado el Plan y este Convenio del Otorgamiento en su totalidad, y que los ha entendido completamente y acepta todas las disposiciones contenidas en el Pan y en el Convenio del Otorgamiento.

SINGAPORE

Terms and Conditions

Restrictions on Sale and Transferability. The Participant hereby agrees that any Common Shares acquired will not be offered for sale in Singapore prior to the six month anniversary of the Date of Grant, unless such sale or offer is made pursuant to the exemptions under Part XIII Division 1 Subdivision (4) (other than section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”), or pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Notifications

Securities Law Information. The grant is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the SFA, on which basis it is exempt from the prospectus and registration requirements under the SFA and is not made to the Participant with a view to the Deferred Units or the Common Shares being subsequently offered for sale to any other party. The Plan has not been and will not be lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer/Director Notification Obligation. If the Participant is the chief executive officer (“CEO”) or a director, associate director or shadow director of a Singaporean affiliate of the Company, the Participant is subject to certain notification requirements under the Singapore Companies Act. Directors and CEOs must notify the Singaporean affiliate in writing of an interest (e.g., Deferred Units, Common Shares) in the Company or any related affiliates within two business days of (i) its acquisition or disposal, (ii) any change in a previously disclosed interest (e.g., when the Common Shares are sold), or (iii) becoming a director / CEO.

SOUTH KOREA

Notifications

Foreign Asset/Account Reporting Information. Korean residents must declare all foreign financial accounts (i.e., non-Korean bank accounts, brokerage accounts, etc.) to the Korean tax authority and file a report with respect to such accounts if the monthly balance of such accounts exceeds KRW 500 million (or an equivalent amount in foreign currency) on any month-end during a calendar year. The Participant should consult with his or her personal tax advisor to determine the Participant’s personal reporting obligations.

SPAIN

Terms and Conditions

No Entitlement or Claims for Compensation. By accepting the grant, the Participant consents to participation in the Plan and acknowledges that he or she has received a copy of the Plan document.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Deferred Units under the Plan to individuals who may be employees throughout the world. The decision is limited and entered into based upon the express assumption and condition that any grant will not economically or otherwise bind the Company or any Affiliate, on an ongoing basis, other than as expressly set forth in this Award Agreement. Consequently, the Participant understands that the grant is given on the assumption and condition that the Deferred Units or underlying Common Shares acquired upon vesting shall not become part of any employment or other service contract (whether with the Company or any Affiliate) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands that this grant would not be made to the Participant but for the assumptions and conditions referred to above; thus, the Participant acknowledges and freely accepts that should any or all of the assumptions be mistaken or should any of the conditions not be met for any reason, then any grant of Deferred Units shall be null and void.

Further, the vesting of the Deferred Units is expressly conditioned on the Participant’s continued and active rendering of service, such that if the Participant’s Employment terminates the Deferred Units cease vesting immediately effective on the date of the Participant’s termination of Employment, unless otherwise provided in this Award Agreement. This will be the case if the Participant’s Employment terminates for any reason including, but not limited to, resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause (i.e., subject to a “despido improcedente”), individual or collective dismissal on objective grounds, whether adjudged or recognized to be with or without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, and/or Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer and under Article 10.3 of the Royal Decree 1382/1985.

Notifications

Securities Law Information. No “offer of securities to the public,” as defined under Spanish law, has taken place or will take place in the Spanish territory in connection with the grant of Deferred Units under the Plan. The Plan and this Award Agreement, have not been nor will they be registered with the Comisión Nacional del Mercado de Valores, and do not constitute a public offering prospectus.

Exchange Control Information. The Participant must declare the acquisition, ownership and disposition of Common Shares to the Spanish Dirección General de Comercio e Inversiones (“DGCI”) of the Ministry of Economy and Competitiveness on a Form D-6. Generally, the declaration must be made in January for Common Shares owned as of December 31 of the prior year and/or Common Shares acquired or disposed of during the prior year; however, if the value of the Common Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if the Participant holds 10% or more of the share capital of the Company or other such amount that would entitle the Participant to join the Board), the declaration must be filed within one month of the acquisition or disposition, as applicable.

In addition, the Participant may be required to electronically declare to the Bank of Spain any foreign accounts (including brokerage accounts held abroad), any foreign instruments (including Common Shares acquired under the Plan), and any transactions with non-Spanish residents (including any payments of Common Shares made pursuant to the Plan), depending on the balances in such accounts together with the value of such instruments as of December 31 of the relevant year, or the volume of transactions with non-Spanish residents during the relevant year.

The Participant should consult with his or her personal advisor to determine the Participant’s obligations in this respect.

Foreign Asset/Account Reporting Information. To the extent that the Participant holds rights or assets (e.g., cash or Common Shares held in a bank or brokerage account) outside of Spain with a value in excess of €50,000 per type of right or asset as of December 31 each year (or at any time during the year in which the Participant sells or disposes of such right or asset), the Participant is required to report information on such rights and assets on his or her tax return for such year. After such rights or assets are initially reported, the reporting obligation will only apply for subsequent years if the value of any previously-reported rights or assets increases by more than €20,000 of if the Participant sells or otherwise disposes of previously-reported rights or assets. The Participant should consult with his or her personal tax advisor to ensure compliance with applicable reporting requirements.

UNITED ARAB EMIRATES

Terms and Conditions

Nature of Grant. This provision supplements Section 16 of the main body of this Award Agreement and Section 1 of Appendix A:

The Participant acknowledges that the Deferred Units and related benefits do not constitute a component of the Participant’s “wages” for any legal purpose. Therefore, the Deferred Units and related benefits will not be included and/or considered for purposes of calculating any and all labor benefits, such as social insurance contributions and/or any other labor-related amounts which may be payable.

Notifications

Securities Law Information. The grant of Deferred Units is being offered only to eligible individuals under the Plan and is in the nature of providing equity incentives to employees in the United Arab Emirates. The Plan and the Award Agreement are intended for distribution only to such employees and must not be delivered to, or relied on by, any other person. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. The Emirates Securities and Commodities Authority has no responsibility for reviewing or verifying the documents in connection with the Plan. Neither the Ministry of Economy nor the Dubai Department of Economic Development have approved the Plan or this Award Agreement nor taken steps to verify the information set out therein, and have no responsibility for such documents.

UNITED KINGDOM

Terms and Conditions

Withholding. The following provisions further supplement Section 13 of this Award Agreement:

Without limitation to any provision of the Award Agreement, the Participant agrees that the Participant is liable for all Tax-Related Items and hereby covenants to pay all such Tax-Related Items, as and when requested by the Company or the Employer or by Her Majesty’s Revenue & Customs (“HRMC”) (or any other tax authority or any other relevant authority). The Participant also agrees to indemnify and keep indemnified the Company and the Employer against any Tax-Related Items that they are required to pay or withhold or have paid or will pay on the Participant’s behalf to HMRC (or any other tax authority or any other relevant authority).

Notwithstanding the foregoing, in the event that the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended), the Participant understands that he or she may not be able to indemnify the Company for the amount of any income tax not collected from or paid by the Participant, in case the indemnification could be considered to be a loan. In this case, the income tax not collected or paid may constitute a benefit to the Participant on which additional income tax and National Insurance contributions may be payable. The Participant understands that he or she will be responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime and for reimbursing the Company or the Employer, as applicable, for the value of any National Insurance contributions due on this additional benefit, which may also be recovered from the Participant at any time by any of the means referred to in this Section 13.